Exhibit 8.1
SUBSIDIARIES AND VARIABLE INTEREST ENTITIES OF THE COMPANY

PLACE OF INCORPORATION

1. China Online Housing Technology Corporation	Cayman Islands

2. CRIC (China) Information Technology Co., Ltd.	British Virgin Islands

3. Portal Overseas Limited	British Virgin Islands

4. Portal Holding Limited	Hong Kong

5. China Online Housing (Hong Kong) Co. Limited	Hong Kong

6. China Real Estate Business Network Technology Limited	Hong Kong

7. Shanghai ShineLend Property Management Limited	PRC

8. Shanghai CRIC Information Technology Co., Ltd.	PRC

9. Shanghai Dehu PR Consulting Co., Ltd.	PRC

10. Shenzhen Fangyou Software Technology Co., Ltd.	PRC

11. Shanghai Tian Zhuo Advertising Co., Ltd.	PRC

12. Shanghai Landpro Advertising Design and Consulting Co., Ltd.	PRC

13. Guangzhou Integrated Residential Building Industry Facility Co., Ltd.	PRC

14. Wushi Consolidated (Beijing) Advertising Media Co., Ltd.	PRC

15. Shanghai SINA Leju Information Technology Co., Ltd.	PRC

16. Beijing Yisheng Leju Information Services Co., Ltd.	PRC

17. Guangzhou Real Estate Business Network Software Technology Co., Ltd.	PRC